Exhibit 99.1

Lincoln Educational Services Reports Strong Results for Fourth Quarter and Full Year 2024
Provides Outlook for Continued Strong Growth in 2025
Conference Call Today at 10 a.m. Eastern Standard Time

PARSIPPANY, N.J., February 24, 2025 – Lincoln Educational Services Corporation (Nasdaq: LINC) today announced financial and operating results for the fourth quarter and fiscal year ended December 31, 2024, as well as recent business developments.

Fourth Quarter 2024 Financial Highlights
•	Revenue increased by 16.4% to $119.4 million
•	Student starts grew by 9.6%; quarter-end student population rose by 14.1%
•	Net income of $6.8 million and adjusted EBITDA of $19.2 million
•	Total liquidity of nearly $100 million, no debt outstanding
•	Cashflow from operations of $30.3 million

Full Year 2024 Financial and Operational Highlights
•	Achieved or surpassed fiscal year 2024 guidance ranges for all key financial metrics
•	Revenue increased 16.4% to $440.1 million
•	Student starts grew by 15.2%
•	Net income of $9.9 million and adjusted EBITDA of $42.3 million

Recent Developments
•	Entered into a lease agreement for a new campus in Hicksville, New York
•	Completed sale of Summerlin, Las Vegas campus
•	Established full year 2025 guidance ranges that reflect continued strong growth

“We had a very strong finish to 2024, achieving or exceeding all of our guidance metrics while we continued to invest in our growth strategies,” said Scott Shaw, President & CEO. “By focusing on providing high value training to our students and corporate partners, we are meeting the rising demand for educational alternatives to a traditional four-year college degree while expanding employers’ abilities to fill their workforce skills gap. Successful execution of our business plan resulted in strong double-digit growth across all our key financial metrics including revenue, student starts, end of quarter student population, adjusted net income, adjusted EBITDA and cash generation from operations. While we continued to invest in our expansion, we maintained our financial strength and finished the year with nearly $60 million in cash, no debt and nearly $100 million of liquidity.

“We’ve completed implementation of the first phase of our hybrid teaching platform, Lincoln 10.0, which continues to improve operating efficiencies while benefiting student experience and outcomes. At the same time, we continue to execute our new campus development efforts in Nashville, TN, Levittown, PA, Houston, TX and, most recently, our new campus  in Hicksville, New York. Nashville is opening its doors to its first welding class in the new facility this week and we have a steady opening schedule at all three campuses as the year progresses. In addition, we expect to replicate seven high in demand programs at existing campus during 2025 after launching five such programs during 2024.

Demand for our core programs by both high school and adult students is at an all-time high, as is the demand from corporate partners for our graduates. In 2025, as we open three new campus locations and replicate programs, we expect to make marked progress toward achieving our objectives of approximately $550 million in revenue and approximately $90 million in adjusted EBITDA in 2027.”

2024 FOURTH QUARTER FINANCIAL RESULTS
(Quarter ended December 31, 2024, compared to Quarter ended December 31, 2023)

•
Revenue grew by $16.9 million, or 16.4% to $119.4 million. The increase was primarily due to a 13.7% increase in average student population, driven by continued start growth of 9.6%, in addition to tuition increases quarter over quarter. Included in the increase was $4.4 million of revenue generated by the East Point, Georgia campus, which opened late in the first quarter of 2024.

•
Educational services and facilities expenses increased $4.1 million, or 10.0% to $45.1 million. The increase over the prior year period includes approximately $1.0 million in preopening costs for new and relocating campuses as well as new program costs. The East Point, Georgia campus which opened late in the first quarter of 2024 added costs of $1.4 million. The remaining cost increases were associated with higher student population and higher depreciation expense resulting from our capital expenditures. Partially offsetting these increases was a $0.5 million reduction in costs from the Transitional segment.

•
Selling, general and administrative expenses increased $9.6 million, or 18.2% to $62.1 million. The increase includes approximately $1.3 million of costs resulting from the new East Point, Georgia campus. Remaining cost increases were driven mainly by additional personnel resulting from our higher student population.

•	Loss on sale of assets of $1.2 million was due to the sale of the Summerlin, Las Vegas campus.

FOURTH QUARTER SEGMENT RESULTS

Campus Operations Segment
Revenue increased $17.3 million, or 17.2% to $117.7 million. Adjusted EBITDA increased $4.9 million, or 18.8% to $30.7 million, from $25.9 million in the prior year.

Transitional Segment
As of December 31, 2024, the Summerlin, Las Vegas campus operations were classified within the Transitional segment. Additionally, as previously reported, the Company closed the Somerville, Massachusetts campus in the prior year, which was fully taught out as of December 31, 2023. This campus is classified in the Transitional segment in the prior year’s statement of operations.

Revenue decreased $0.4 million, or 20.6% to $1.7 million, from $2.1 million in the comparable prior year period.  Total operating expenses decreased $0.5 million, or 18.4% to $2.3 million, from $2.8 million in the prior year comparable period.

Corporate and Other
This category includes unallocated expenses incurred on behalf of the entire Company.
Corporate and other expenses were $13.8 million and $12.0 million for the quarters ended December 31, 2024, and December 31, 2023, respectively. Included in the current year is a $1.2 million loss on sale of assets resulting from the sale of our Summerlin, Las Vegas campus.

YEAR END FINANCIAL RESULTS
(Fiscal Year Ended December 31, 2024, compared to Fiscal Year Ended December 31, 2023)

•	Total revenue increased $62.0 million, or 16.4%, to $440.1 million, compared to $378.1 million.

•	Campus Operations Segment revenue increased $65.7 million, or 17.9% to $432.9 million, compared to $367.2 million.

•	Transitional Segment revenue decreased $3.7 million, or 34.5% to $7.1 million, compared to $10.8 million.

RECENT BUSINESS DEVELOPMENTS

New Hicksville, New York Campus. On December 12, 2024, the Company entered into a lease for approximately 65,000 square feet of space to serve as the Company’s new campus in Hicksville, New York. The Hicksville campus will serve as the Company’s second campus in the New York City metro area and will offer programs in the automotive, welding, HVAC and electrical and electronic fields. The lease term is currently scheduled to commence on or about May 1, 2025, with an initial lease term of 15 years and 9 months. The lease contains a renewal option allowing for either a 10-year renewal or two five-year renewals.

Sale of Summerlin, Las Vegas (“Euphoria”). Effective on January 1, 2025, we completed the sale of our Summerlin, Las Vegas campus, from which our cosmetology program was taught. As a result of the sale, the fourth quarter financial results included a loss on sale of assets of $1.2 million. As of December 31, 2024, the net assets related to this campus have been classified as held-for-sale on the consolidated balance sheet, with operational results classified in the Transitional segment.

FULL YEAR 2025 OUTLOOK
The Company ended 2024 in a position of strength with significant liquidity to fund our expansion plans and will begin 2025 with over 14,800 students, an increase of 15% over 2024. The newly opened East Point, Georgia campus continues to outperform internal expectations, and management continues to explore and execute on planned growth initiatives. Lincoln is well positioned to achieve another year of strong growth in our key financial metrics as reflected in our outlook for 2025, which follows:

	2025 Guidance
(Amounts in millions except for student starts)	Low		High
Revenue	$480	-	$490
Adjusted EBITDA[1]	$55	-	$60
Net Income	$8	-	$13
Capital expenditures	$70	-	$75
Student Starts	8%	-	12%

[1]
The guidance in this release includes references to non-GAAP operating measures.  A reconciliation to the midpoint of our guidance can be reviewed below in the non-GAAP operating measures at the end of this release.

While the Company anticipates overall student start growth throughout 2025, there is a planned timing shift in student starts in 2025 compared to 2024 due to a June start date shifting to July in the Company’s standardized Lincoln 10.0 start calendar. As a result of this start date move approximately 2,300 student starts are expected to shift from the second quarter to the third quarter. This shift is not expected to have a material impact on revenue between quarters.

CONFERENCE CALL INFO
Lincoln will host a conference call today at 10:00 a.m. Eastern Standard Time to discuss results. To access the live webcast of the conference call, please go to the Investor Overview section of Lincoln’s website at http://www.lincolntech.edu. Participants may also register via teleconference at: Q4 2024 Lincoln Educational Services Earnings Conference Call. Once registration is completed, participants will be provided with a dial-in number containing a personalized PIN to access the call. Participants are requested to register at least 15 minutes prior to the start of the call.

An archived version of the webcast will be accessible for 90 days at http://www.lincolntech.edu.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION

Lincoln Educational Services Corporation is a leading provider of diversified career-oriented post-secondary education helping to provide solutions to America’s skills gap. Lincoln offers career-oriented programs to recent high school graduates and working adults in five principal areas of study: automotive technology, health sciences, skilled trades, business and information technology, and hospitality services. Lincoln has provided the workforce with skilled technicians since its inception in 1946 and currently operates 21 campuses in 12 states under Lincoln College of Technology, Lincoln Technical Institute, Lincoln Culinary Institute, and associated brand names. For more information, please go to www.lincolntech.edu.

FORWARD-LOOKING STATEMENTS
Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts, including those made in a conference call, may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Generally, these statements relate to business plans or strategies and projections involving anticipated revenues, earnings, or other aspects of the Company’s operating results. The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks, and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based including, without limitation, impacts related to epidemics or pandemics; our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with acquisitions or a change of control of our Company; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with cybersecurity; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations, such as the 90/10 rule and prescribed cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in the “Risk Factors” section of our Annual Reports and Quarterly Reports filed with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

(Tables to Follow)
(In Thousands)

	Three Months Ended December 31, (Unaudited)		Year-Ended December 31, (Unaudited)
	2024	2023	2024	2023

REVENUE	$119,374	$102,522	$440,064	$378,070
COSTS AND EXPENSES:
Educational services and facilities	45,122	41,024	181,759	162,275
Selling, general and administrative	62,105	52,530	243,803	209,135
Loss (gain) on sale of assets	1,218	6	2,119	(30,918)
Gain on insuarnce proceeds	-	-	(2,794)	-
Impairment of goodwill and long-lived assets	-	-	-	4,220
Total costs & expenses	108,445	93,560	424,887	344,712
OPERATING INCOME	10,929	8,962	15,177	33,358
OTHER:
Interest income	299	736	2,099	2,628
Interest expense	(672)	(273)	(2,565)	(347)
INCOME BEFORE INCOME TAXES	10,556	9,425	14,711	35,639
PROVISION FOR INCOME TAXES	3,722	2,633	4,820	9,642
NET INCOME	$6,834	$6,792	$9,891	$25,997
Basic
Net income per common share	$0.22	$0.23	$0.32	$0.86
Diluted
Net income per common share	$0.22	$0.22	$0.32	$0.85
Weighted average number of common shares outstanding:
Basic	30,679	30,126	30,580	30,105
Diluted	31,144	30,847	30,891	30,541

Other data:

Adjusted EBITDA (1)	$19,227	$15,730	$42,312	$26,500
Depreciation and amortization	$3,440	$2,114	$12,956	$6,770
Number of campuses	21	21	21	21
Average enrollment	15,904	13,983	14,426	12,941
Net cash provided by operating activities	$30,299	$21,946	$29,306	$25,558
Net cash (used in) provided by investing activities	$(24,772)	$12,330	$(46,971)	$7,369
Net cash used in financing activities	$(216)	$-	$(3,331)	$(2,945)

Selected Consolidated Balance Sheet Data:	December 31, 2024 (Unaudited)

Cash and cash equivalents	$59,273
Current assets	111,252
Working capital	21,040
Total assets	436,556
Current liabilities	90,212
Total stockholders' equity	178,264

(1) RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business. EBITDA, adjusted EBITDA, adjusted net income and total liquidity are measures not recognized in financial statements presented in accordance with GAAP.

•	We define EBITDA as income (loss) before interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization.
•	We define adjusted EBITDA as EBITDA plus stock compensation expense and adjustments for items not considered part of the Company’s normal recurring operations.
•	We define adjusted net income as net income plus adjustments for items not considered part of the Company’s normal recurring operations.
•	We define total liquidity as the Company’s cash and cash equivalents, short-term investments, restricted cash and available borrowings under our credit facility.

EBITDA, adjusted EBITDA, adjusted net income, and total liquidity are presented because we believe they are useful indicators of the Company’s performance and ability to make strategic investments and meet capital expenditures and debt service requirements. However, they are not intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as indicators of operating performance or cash flow as a measure of liquidity. EBITDA, adjusted EBITDA, adjusted net income and total liquidity are not necessarily comparable to similarly titled measures used by other companies.

The following is a reconciliation of net income (loss) to EBITDA, adjusted EBITDA, adjusted net income, and total liquidity:

	Three Months Ended December 31, (Unaudited) Consolidated Operations		Year-Ended December 31, (Unaudited) Consolidated Operations
	2024	2023	2024	2023

Net income	$6,834	$6,792	$9,891	$25,997
Interest expense (income), net	373	(463)	466	(2,281)
Provision for income taxes	3,722	2,633	4,820	9,642
Depreciation and amortization	3,440	2,114	12,956	6,770
EBITDA	14,369	11,076	28,133	40,128
Stock compensation expense	1,275	1,845	4,629	5,894
New campus and campus relocation costs	1,970	1,885	8,793	3,466
Severance and other one-time costs	257	437	1,323	1,831
Program expansions	178	-	1,050	-
Gain on sale of Nashville, Tennessee	-	-	-	(30,939)
Loss on sale of Summerlin, Las Vegas	1,178	-	1,178	-
Impairment of goodwill and long-lived assets	-	-	-	4,220
Somerville closure	-	487	-	1,900
Gain on insurance proceeds	-	-	(2,794)	-
Adjusted EBITDA	$19,227	$15,730	$42,312	$26,500

	Three Months Ended December 31, (Unaudited)
	Campus Operations		Transitional		Corporate
	2024	2023	2024	2023	2024	2023

Net income (loss)	$24,730	$21,371	$(604)	$(682)	$(17,292)	$(13,897)
Interest expense (income), net	574	233	-	-	(201)	(696)
Provision for income taxes	-	-	-	-	3,722	2,633
Depreciation and amortization	3,274	1,945	-	20	166	149
EBITDA	28,578	23,549	(604)	(662)	(13,605)	(11,811)
Stock compensation expense	-	-	-	-	1,275	1,845
New campus and campus relocation costs	1,970	1,885	-	-	-	-
Program expansions	178	-	-	-	-	-
Loss on sale of Summerlin, Las Vegas	-	-	-	-	1,178	-
Severance and other one-time costs	-	437	-	-	257	-
Somerville closure	-	-	-	487	-	-
Adjusted EBITDA	$30,726	$25,871	$(604)	$(175)	$(10,895)	$(9,966)

	Year-Ended December 31,
	(Unaudited)
	Campus Operations		Transitional		Corporate
	2024	2023	2024	2023	2024	2023

Net income (loss)	$61,350	$47,798	$(2,038)	$(2,365)	$(49,421)	$(19,436)
Interest expense (income), net	2,208	233	-	-	(1,742)	(2,514)
Provision for income taxes	-	-	-	-	4,820	9,642
Depreciation and amortization	12,200	6,030	56	110	700	630
EBITDA	75,758	54,061	(1,982)	(2,255)	(45,643)	(11,678)
Stock compensation expense	-	-	-	-	4,629	5,894
Gain on insurance proceeds	-	-	-	-	(2,794)	-
New campus and campus relocation costs	8,793	3,466	-	-	-	-
Program expansions	1,050	-	-	-	-	-
Loss on sale of Summerlin, Las Vegas	-	-	-	-	1,178	-
Severance and other one-time costs	-	-	-	-	1,323	1,831
Gain on sale of Nashville, Tennessee	-	-	-	-	-	(30,939)
Impairment of goodwill and long-lived assets	-	4,220	-	-	-	-
Somerville closure	-	-	-	1,900	-	-
Adjusted EBITDA	$85,601	$61,747	$(1,982)	$(355)	$(41,307)	$(34,892)

	Three Months Ended December 31, (Unaudited)		Year-Ended December 31, (Unaudited)
	2024	2023	2024	2023
Net income	$6,834	$6,792	$9,891	$25,997

Adjustments to net income:
New campus and campus relocation costs	1,970	2,299	9,304	3,890
Program expansions	178	-	1,050	-
Gain on sale of Nashville, Tennessee	-	-	-	(30,939)
Loss on sale of Summerlin, Las Vegas	1,178		1,178	-
Gain on insurance proceeds	-	-	(2,794)	-
Impairment of goodwill and long-lived assets	-	-	-	4,220
Severance and other one time costs	507	437	1,833	2,608
Performance based catch-up stock compensation	-	1,264	-	2,742
Somerville closure	-	487	-	1,900
Total non-recurring adjustments	3,833	4,487	10,571	(15,579)
Income tax effect	(1,150)	(1,256)	(3,171)	4,362
Adjusted net income, non-GAAP	$9,517	$10,023	$17,291	$14,780

As of December 31, 2024
Cash and cash equivalents	$59,273
Credit facility	38,844
Total Liquidity	$98,117

	Three Months Ended December 31,
	2024	2023	% Change
Revenue:
Campus Operations	$117,666	$100,371	17.2%
Transitional	1,708	2,151	-20.6%
Total	$119,374	$102,522	16.4%

Operating Income (loss):
Campus Operations	$25,304	$21,604	17.1%
Transitional	(604)	(682)	11.4%
Corporate	(13,771)	(11,960)	-15.1%
Total	$10,929	$8,962	21.9%

Starts:
Campus Operations	3,397	3,058	11.1%
Transitional	100	133	-24.8%
Total	3,497	3,191	9.6%

Average Population:
Campus Operations	15,586	13,581	14.8%
Transitional	318	402	-20.9%
Total	15,904	13,983	13.7%

End of Period Population:
Campus Operations	14,838	12,900	15.0%
Transitional	300	370	-18.9%
Total	15,138	13,270	14.1%

	Year Ended December 31,
	2024	2023	% Change
Revenue:
Campus Operations	$432,966	$367,233	17.9%
Transitional	7,098	10,837	-34.5%
Total	$440,064	$378,070	16.4%

Operating Income (loss):
Campus Operations	$63,558	$48,031	32.3%
Transitional	(2,039)	(2,366)	13.8%
Corporate	(46,342)	(12,307)	-276.5%
Total	$15,177	$33,358	-54.5%

Starts:
Campus Operations	18,153	15,526	16.9%
Transitional	507	673	-24.7%
Total	18,660	16,199	15.2%

Average Population:
Campus Operations	14,100	12,436	13.4%
Transitional	326	505	-35.4%
Total	14,426	12,941	11.5%

End of Period Population:
Campus Operations	14,838	12,900	15.0%
Transitional	300	370	-18.9%
Total	15,138	13,270	14.1%

Information included in the table below provides student starts and population under the Campus Operations Segment with a breakdown by Transportation and Skilled Trade programs and Healthcare and Other Professions programs.

Population by Program (Campus Operations Segment):

	Three Months Ended December 31,
	2024	2023	% Change
Starts:
Transportation and Skilled Trades	2,366	1,810	30.7%
Healthcare and Other Professions	1,031	1,248	-17.4%
Total	3,397	3,058	11.1%

Average Population:
Transportation and Skilled Trades	11,654	9,741	19.6%
Healthcare and Other Professions	3,932	3,840	2.4%
Total	15,586	13,581	14.8%

End of Period Population:
Transportation and Skilled Trades	11,081	9,170	20.8%
Healthcare and Other Professions	3,757	3,730	0.7%
Total	14,838	12,900	15.0%

Population by Program (Campus Operations Segment):

	Year-Ended December 31,
	2024	2023	% Change
Starts:
Transportation and Skilled Trades	13,396	10,876	23.2%
Healthcare and Other Professions	4,757	4,650	2.3%
Total	18,153	15,526	16.9%

Average Population:
Transportation and Skilled Trades	10,347	8,871	16.6%
Healthcare and Other Professions	3,753	3,565	5.3%
Total	14,100	12,436	13.4%

End of Period Population:
Transportation and Skilled Trades	11,081	9,170	20.8%
Healthcare and Other Professions	3,757	3,730	0.7%
Total	14,838	12,900	15.0%

The reconciliations provided below represent management’s projections of various components included in our outlook for the full year 2025.  These calculations are for illustrative purposes and will be reviewed as the year progresses to reflect actual results, our outlook and continued relevance of specific items.  Any revisions or modifications, if necessary, will be disclosed in future announcements of 2025 quarterly results.  Adjusted EBITDA and adjusted net income have been reconciled to the midpoint of our guidance.

Reconciliation of Net Income to Adjusted EBITDA and Adjusted Net Income - 2025 Guidance
(Reconciled to the Mid-Point of 2025 Guidance)

	Adjusted EBITDA	Adjusted Net Income
Net Income	$10,500	$10,500
Interest expense, net	2,500	-
Provision for taxes	4,500	-
Depreciation and amortization	21,500	200
EBITDA	39,000	-
New campus and campus relocation costs[1] [2]	8,800	8,800
Program expansions	2,500	2,500
Other one time items	3,200	3,200
Stock compensation expense	4,000	-
Tax Effect	-	(4,400)
Total	$57,500	20,800

2025 Guidance Range	$55,000 - $60,000

[1]	New campus and campus relocation costs relate to the following locations:
Nashville, Tennessee (relocation)
Levittown, Pennsylvania (relocation)
Houston, Texas (new)
Hicksville, New York (new)

[2]
New campus adjustment includes pre-opening costs, as well as net operating losses up to four quarters after the campus opens, or until the campus becomes profitable, whichever comes first.  Relocating campus adjustment includes pre-opening costs and relocation-related costs through the end of the quarter in which the relocation is complete.

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340

EVC GROUP LLC
Investor Relations: Michael Polyviou, mpolyviou@evcgroup.com, 732-933-2755
Media Relations: Tom Gibson, 201-476-0322